Exhibit 4(b)

AMENDMENT NO. ONE

TO THE

ATMOS ENERGY CORPORATION

RETIREMENT SAVINGS PLAN AND TRUST

AMENDED AND RESTATED

EFFECTIVE AS OF JANUARY 1, 2011

WHEREAS, ATMOS ENERGY CORPORATION (the “Company”) has heretofore amended and restated the Atmos Energy Corporation Retirement Savings Plan and Trust Amended and Restated Effective as of January 1, 2011 (the “Plan”); and

WHEREAS, pursuant to the provisions of Section 10.01 of the Plan, the Company desires to amend the Plan to reflect changes in the law;

NOW, THEREFORE, Atmos Energy Corporation does hereby amend the Plan as follows:

1. Effective January 1, 2012, Subsection 2.01(h)(1) of the Plan amended by striking said Subsection and substituting in lieu thereof the following:

(1)	Common Stock: Shares of common stock issued by the Company (or a corporation which is a member of the same controlled group as defined under Code Section 409(1)(4)) which are readily tradable on an established securities market. For all purposes under the Plan, “readily tradable on an established securities market” shall have the meaning provided in Section 1.401(a)(35)-1(f)(5) of the treasury regulations or any successor provision.

2. Effective January 1, 2011, Subsection 5.04(a)(1)(A) is amended by striking said Subsection and substituting in lieu thereof the following:

(1)	(A) The value of the sum of the ESOP portion or the Non-ESOP portion (as the case may be) of the Employer Contributions Accounts (but excluding rollover contributions made pursuant to Section 4.05 hereof, to the extent permissible under applicable treasury regulations under Code Section 416), Salary Reduction Contributions Accounts, Safe harbor Matching Contributions Accounts and, where applicable, Matching Contributions Accounts, plus Employee Contributions Accounts (but not including any allocations to be made as of such last day of the Plan Year except contributions actually made on or before that date and allocated pursuant to Sections 5.02(b) and (c)) of Participants who are Key Employees (as defined below) exceeds 60% of the value of the sum of the ESOP portion or the Non-ESOP portion (as the case may be) of the Employer Contributions Accounts, Salary Reduction Contributions Accounts, Safe harbor Matching Contributions Accounts and, where applicable, Matching Contributions Accounts, plus Employee Contributions Accounts (but not including any allocations to be made as of such last day of the Plan Year except contributions actually made on or before that date and allocated pursuant to Sections 5.02(b) and (c)) of all Participants and their Beneficiaries (the “60% Test”), or

3. Effective as of January 1, 2008, Subsection 5.04(e) of the Plan is hereby amended by striking said Subsection and substituting in lieu thereof the following:

(e)	Inapplicability of Top Heavy Plan Rules. The provisions of this Section 5.04 and Code Section 416 shall not apply in any Plan Year in which the Plan consists solely of Salary Reduction Contributions which meet the requirements of Code Section 401(k)(12) or a qualified automatic contribution arrangement which meets the requirements of Code Section 401(k)(13) and Safeharbor Matching Contributions which meet the requirements of Code Section 401(m)(11) or matching contributions under a qualified automatic contribution arrangement which meets the requirements of Code Section 401(m)(12).

4. Effective as of January 1, 2013, Section 6.06 of the Plan is amended by inserting the following new subsection (d), renumbering existing subsection (d) as subsection (e), and updating all Plan references to existing subsection (d) accordingly.

(d)	Qualified Reservist Distribution. Effective from and after January 1, 2013, a Participant who is ordered or called to active duty after September 11, 2001 may elect a Qualified Reservist Distribution. A “Qualified Reservist Distribution” is any distribution, if: (i) the distribution is from amounts attributable to Salary Reduction Contributions; (ii) the Participant was, by reason of being a member of a reserve component, as defined in Section 101 of Title 37 of the Code, ordered or called to active duty for a period in excess of one hundred seventy-nine (179) days or for an indefinite period; and (iii) such distribution is made during the period beginning on the date of such order or call, and ending at the close of the Participant’s active duty period.

5. Effective as of January 1, 2011, Subsection 7.04(a) of the Plan is hereby amended by striking said Subsection and substituting in lieu thereof the following:

(a)	In General. Notwithstanding the preceding provisions of this Article VII, a Participant or Beneficiary shall have the right, in accordance with the provisions of this Section 7.04, to direct the Trustee as to the investment of (i) his Salary Reduction Contributions Account, (ii) any amounts held in his Employer Contributions Account, and (iii) any amounts in his Employee Contributions Account either in the ESOP portion of the Plan, or in the Non-ESOP portion of the Plan which consists of various investment media comprising a Diversified Fund. In addition, a Participant or Beneficiary shall have the right, as of any Valuation Date, in accordance with the provisions of this Section 7.04, to direct the Trustee to reinvest, in the Non-ESOP portion of the Plan, any amount invested in Company Stock in the ESOP portion of the Plan. Such investment directions shall be made in accordance with procedures established by the Committee and the requirements of Department of Labor Regulations § 2550.404c-1(b)(2)(i)(A), or any successor thereto. Should a Participant or Beneficiary fail to provide the Trustee with the investment directions described herein as to any Salary Reduction Contribution, or rollover contribution, or other amounts deposited in his Employer Contributions Account other than Fixed Annual Company Contributions, or amounts deposited in his Employee Contributions Account, if any, such contribution or amount deposited shall be invested in the Diversified Fund which constitutes a “qualified default investment alternative” as defined in regulations issued under ERISA Section 404(c)(5), as selected by the Trustee. The Trustee may decline to implement instructions by a Participant or Beneficiary which (i) would result in a prohibited transaction described in Code Section 4975 or ERISA Section 406 and which would generate income that would be taxable to the Plan, or (ii) are described in Department of Labor Regulations § 2550.404c-1(d)(2)(ii), or any successor thereto.

IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO. ONE TO THE ATMOS ENERGY CORPORATION RETIREMENT SAVINGS PLAN AND TRUST AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2011 to be executed in its name on its behalf this 20th day of December, 2012, effective as of the dates set forth herein.

ATMOS ENERGY CORPORATION

By:	/s/ KIM R. COCKLIN
Kim R. Cocklin
President and Chief Executive Officer

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